                                                                   Exhibit 2.2


                     SUPPLEMENT TO SHARE EXCHANGE AGREEMENT

    SUPPLEMENT TO SHARE EXCHANGE AGREEMENT, dated as of April 29, 2000 (this "Supplement"), among Creative Master International, Inc., a Delaware corporation (the "Company"), PacificNet.com LLC, a Minnesota limited liability company ("PNC"), and the members of PNC and other persons and entities listed on the signature pages hereto (collectively, the "Members").

                                   RECITALS:

    WHEREAS, the Company, PNC and certain of the Members have entered into that certain Share Exchange Agreement dated as of February 17, 2000 (the "Exchange Agreement"); and

    WHEREAS, each of the Members owns or has the right to acquire membership interests in PNC as set forth in Schedule 3.1(b) to this Supplement; and

    WHEREAS, the parties desire to supplement the Exchange Agreement as set forth in this Supplement to address certain matters not provided for in the Exchange Agreement and to clarify certain of the terms and conditions thereof.

    NOW, THEREFORE, in consideration of the premises, and in reliance on the representations, warranties and covenants contained in the Exchange Agreement and herein, the parties hereby agree as follows:

                                   ARTICLE I
                                  THE EXCHANGE

    Section 1.1. EXCHANGE; EXCHANGE PROCEDURES. Sections 1.01, 1.02 and 1.04 of the Exchange Agreement are hereby deleted in their entirety and the following new Sections 1.01 and 1.02 substituted therefor:

        1.01  THE EXCHANGE.

        (a) At the closing (the "Closing") of the transactions contemplated by the Exchange Agreement, as amended and supplemented by this Supplement, all membership interests ("MI's") issued and outstanding immediately prior to the Closing shall be surrendered and assigned to the Company by the Members in exchange for the Company's sale and issuance to the Members, pro rata in accordance with their relative ownership of MI's, of an aggregate of 21,500,000 shares (the "Exchange Shares") of validly issued, fully paid and nonassessable shares of common stock, $.0001 par value per share, of the Company ("Common Stock").

        (b) If as a result of the foregoing any of the Members would receive a fractional share of the Common Stock, such fractional share shall be rounded up to the nearest whole share of the Common Stock.

        (c) Prior to the Closing, the Company shall not effect any change in its capital. For purposes of this Supplement, a "change" in the capital of the Company shall include any issuance of capital stock, options, warrants or other right to purchase shares of capital stock in the Company (other than pursuant to the exercise of the currently outstanding stock options and warrants enumerated in Section 2.1(b) below) or any stock dividend, stock split, combination, recapitalization, reorganization or similar event.

        (d) All references in this Supplement to the Exchange means the exchange of MI's by the Members for the Exchange Shares contemplated by the Exchange Agreement and this Supplement.

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        1.02  EXCHANGE PROCEDURES.  At the Closing, the Company shall deliver to the Members certificates representing the Exchange Shares to which they are entitled as provided in Section 1.01(a), against the Members' delivery to the Company of all of the issued and outstanding MI's, free and clear of all liens, claims and encumbrances, by means of a fully executed Assignment of Membership Interest pursuant to which Members assign all of their right, title and interest in and to the MI's to the Company.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Section 2.1. CAPITAL STRUCTURE. Section 3.02 of the Exchange Agreement is hereby deleted in its entirety and the following new Section 3.02 substituted therefor:

        3.02  CAPITAL STRUCTURE OF THE COMPANY.

        (a) AUTHORIZED AND OUTSTANDING CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 4,999,322 shares are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as provided in Section 3.02(b) below, the Company has no outstanding securities convertible into or exchangeable for Common Stock, no contracts, rights, options, warrants or other agreements or commitments to purchase or otherwise issue any shares of Common Stock or securities convertible into or exchangeable therefor, or any shares reserved for issuance under any stock option, employee benefit or other plans or otherwise. No security of the Company is entitled to any preemptive or similar rights to purchase securities from the Company.

        (b) CAPITAL STOCK OF COMPANY AT CLOSING. On the date of Closing, and just prior to completion of the Exchange, (i) the authorized capital stock of the Company will consist of 125,000,000 shares of Common Stock and 5,000,000 shares of "blank check" preferred stock, (ii) the Company will have 4,999,322 shares of Common Stock issued and outstanding (plus any shares issued subsequent to the date hereof upon the exercise of any of the options or warrants described in clause (iii) that follows), and
    (iii) 462,607 shares (less any shares subject to options or warrants that are exercised or terminated subsequent to the date hereof) reserved for issuance pursuant to (A) options for the purchase of an aggregate of 337,607 shares of Common Stock at an exercise price of $5.00 per share and
    (B) warrants for the purchase of 125,000 shares of Common Stock at an exercise price of $8.25 per share.

    Section 2.2. AUTHORITY. Section 3.03 of the Exchange Agreement is hereby deleted in its entirety and the following new Section 3.03 substituted therefor:

        3.03 AUTHORITY. The Company's Board of Directors has, on or prior to the date of this Supplement, subject to receipt of the fairness opinion referred to in Section 6.3(e), (a) declared that as of such date that the Exchange was advisable and in the best interests of the Company and its stockholders, (b) approved the Exchange Agreement and this Supplement and resolved to recommend the approval of the Exchange Agreement and this Supplement and the transactions contemplated thereby and hereby by the Company's stockholders, and (c) directed that the Exchange Agreement and this Supplement and the transactions contemplated thereby and hereby be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into the Exchange Agreement and this Supplement and to consummate the transactions contemplated hereby. The execution and delivery of the Exchange Agreement and this Supplement by the Company and the consummation by the Company of the transactions contemplated thereby and hereby have been duly authorized by all necessary action on the part of the Board of Directors of the Company, and (assuming the valid authorization, execution and delivery of the Exchange Agreement and this Supplement by PNC and the Members) the Exchange Agreement and this Supplement constitute valid and binding obligations of the Company enforceable against it in accordance with their respective terms. When issued in accordance with the terms of the Exchange Agreement and this Supplement, the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable.

    Section 2.3. SEC REPORTS. Section 3.04 of the Exchange Agreement is hereby deleted in its entirety and the following new Section 3.04 substituted therefor:

        3.04 SEC REPORTS. The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1998 and has heretofore made available to PNC and the Members, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and (ii) all other forms, reports, registration statements and other documents filed by the Company with the SEC since December 31, 1997 (the forms, reports, registration statements and other documents referred to in clauses (i) and (ii) above being referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports and any other forms, reports and other documents filed by the Company with the SEC after the date of this Supplement (i) were or will be prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.

    Section 2.4. ADDITIONAL REPRESENTATIONS AND WARRANTIES. In addition to the representations and warranties under Article III of the Exchange Agreement, the Company hereby represents and warrants to PNC and the Members as follows:

        (a) CONSENTS AND APPROVALS. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of the Exchange Agreement and this Supplement by the Company or is necessary for the consummation of the transactions contemplated by the Exchange Agreement and this Supplement, except for (i) the filing with the SEC of (A) the proxy statement for the meeting of the Company's stockholders to be held for the purpose of obtaining the approvals required for the transactions contemplated hereby (the "Proxy Statement"); and (B) such reports and information under the Exchange Act, as may be required in connection with the Exchange Agreement and this Supplement and the transactions contemplated thereby and hereby,
    (ii) such as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) applicable requirements, if any, of Blue Sky Laws, National Association of Securities Dealers and Nasdaq Stock Market, and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company, or prevent or materially delay the consummation of the Exchange.

        (b) BROKERS. Neither the Company, any of the Company subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by the Exchange Agreement or this Supplement.

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                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PNC AND THE MEMBERS

    Section 3.1.  JOINT REPRESENTATIONS AND WARRANTIES OF PNC AND THE
MEMBERS. In addition to the representations and warranties under Article II of the Exchange Agreement, PNC and each of the Members hereby represent and warrant to the Company as follows:

        (a) PNC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite company power and authority to own, lease or operate its properties and to carry on its business as now being conducted. PNC owns no shares of capital stock or other equity interest or investment in any corporation, limited liability company, joint venture or other entity other than PacificNet.com Limited, a Hong Kong company, and Grand Scheme
    Profits, Ltd, a British Virgin Islands company (the "PNC subsidiaries"). PNC owns, of record and beneficially, all of the outstanding shares of capital stock of the PNC subsidiaries as described on Schedule 3.1(a), in each case, free and clear of all liens, claims and encumbrances.

        (b) The authorized and outstanding MI's are as set forth in
    Schedule 3.1(b). Except as described in Schedule 3.1(b), PNC has no outstanding securities convertible into or exchangeable for MI's, no contracts, rights, options, warrants or other agreements or commitments to purchase or otherwise issue any MI's or securities convertible into or exchangeable therefor, or any MI's reserved for issuance under any option, employee benefit or other plans or otherwise.

        (c) PNC has all requisite company power and authority to enter into the Exchange Agreement and this Supplement and to perform its obligations thereunder and hereunder. The execution and delivery of the Exchange Agreement and this Supplement by PNC and the performance of its obligations thereunder and hereunder have been duly authorized by all necessary company action on the part of PNC. The Exchange Agreement and this Supplement have been duly executed and delivered by PNC and the Members and (assuming the valid authorization, execution and delivery of the Exchange Agreement and this Supplement by the Company) constitute the valid and binding obligations of PNC and the Members enforceable against PNC and the Members in accordance with their respective terms except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' remedies and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other tribunal before which any proceeding therefor may be brought.

        (d) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to PNC, the PNC subsidiaries or any of the Members in connection with the execution and delivery of the Exchange Agreement and this Supplement by PNC or any of the Members or is necessary for the consummation of the transactions contemplated by the Exchange Agreement and this Supplement, except for
    (A) such as may be required under the HSR Act, and (B) such consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on PNC, the PNC subsidiaries, or prevent or materially delay the consummation of the Exchange.

    Section 3.2. SEVERAL REPRESENTATIONS AND WARRANTIES OF THE MEMBERS. Each of the Members, for himself, herself or itself, but not on behalf of any other Member, further represents and warrants to the Company, to the best of such Member's knowledge, as follows:

        (a) No claim is pending or threatened to the effect that the present or past operations of PNC or the PNC subsidiaries infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit PNC and the PNC subsidiaries to conduct their businesses as now operated (the "PNC Intellectual Property") and no claim is pending or threatened to the effect that any of the PNC Intellectual Property is invalid or unenforceable. PNC and the PNC subsidiaries own, or have the right to use, all PNC Intellectual Property material to the conduct of PNC's business as presently conducted. No contract, agreement or understanding between PNC or the PNC subsidiaries and any other party exists which would, following the transactions contemplated hereby, impede or prevent the continued use by the Company, PNC and the PNC subsidiaries of the entire right, title and interest of PNC and the PNC subsidiaries in and to the PNC Intellectual Property.

        (b) Attached as Schedule 3.2(b) are the audited consolidated financial statements of PNC as of and for the period ended December 31, 1999. The parties agree that all references in Section 2.10 of the Exchange Agreement to the "financial statements of PNC" shall mean the audited financial statements of PNC attached as Schedule 3.2(b) and that the fourth sentence in Section 4.01 of the Exchange Agreement is hereby deleted.

        (c) Except as described in Schedule 3.2(c), neither PNC nor any of the PNC subsidiaries is a party to (i) any lease, installment purchase agreement or other contract with respect to any real property used or proposed to be used in its operations, except, in each case, items reflected in
    Schedule 3.2(c), (ii) any contract or agreement for the purchase of any personal property, commodity, material, fixed asset or equipment in excess of $100,000; (iii) any mortgage, lease, contract or agreement creating an obligation of $100,000 or more; (iv) any contract or agreement involving payments in excess of $100,000 which by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof;
    (v) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of arrangement; or (vi) any material license agreement. Each of the foregoing mortgages, leases, contracts, agreements and other arrangements to which PNC or any of the PNC subsidiaries is a party are valid and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, whether asserted in a proceeding in equity or at law; PNC and the PNC subsidiaries and all other parties to each of the foregoing have performed all material obligations required to be performed to date thereunder; neither PNC nor any of the PNC subsidiaries, nor any such other party is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any of them.

        (d) Neither PNC, the Members, any of the PNC subsidiaries nor any of their respective governors, directors, officers, managers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by the Exchange Agreement or this Supplement.

                                   ARTICLE IV
                     ADDITIONAL REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF THE MEMBERS

    In addition to the representations and warranties under Article II of the Exchange Agreement and Article III of this Supplement, each Member, for himself, herself or itself, but not on behalf of any other Member, hereby represents and warrants to, and covenants with, the Company as follows:

    Section 4.1. TITLE. Such Member is the beneficial and record owner of the number of MI's listed opposite his/her/its name in Schedule 3.1(b) to this Supplement and owns such MI's free and clear of all liens, claims, encumbrances and restrictions, which MI's constitutes the Member's entire ownership interest in PNC. Except as expressly contemplated in Schedule 3.1(b), such Member shall not sell, transfer, assign or convey any of such MI's, or any interest therein.

    Section 4.2. UNREGISTERED SECURITIES; INVESTMENT INTENT. Such Member acknowledges and agrees that the Exchange Shares have not been, and will not be, registered under the Securities Act or relevant foreign or state securities laws pursuant to exemptions from registration under the Securities Act and such laws, and that the Company's reliance upon such exemptions is predicated in part on such Member's representations to the Company as contained herein. Such Member understands and agrees that the Exchange Shares must be held indefinitely unless they are subsequently registered for resale under the Securities Act or unless transferred in reliance upon an available exemption from such registration requirements. Such Member further acknowledges and agrees that there is no understanding or agreement to register the Exchange Shares. The Exchange Shares are being purchased for the account of such Member for investment only and without the intention of reselling, transferring or redistributing the same. Such Member has no agreement for the transfer or disposition of any of the Exchange Shares.

    Section 4.3. RESTRICTIONS ON TRANSFER. Such Member acknowledges that the Company will place an appropriate restrictive legend on the certificate(s) representing the Exchange Shares to be received by such Member in the Exchange reflecting that such shares will constitute "restricted securities" within the meaning of the Securities Act.

    Section 4.4. WAIVERS. Such Member hereby agrees, concurrent with and conditioned upon the consummation of the transactions contemplated by the Exchange Agreement and this Supplement, to waive (i) any provision of law and any and all contract rights which grant or granted to such Member a preemptive right to purchase any MI's or other interest in PNC; (ii) any rights of first refusal and similar rights to purchase any MI of any other Member; and
(iii) any and all provisions of the Articles of Organization or Member Control Agreement of PNC and any other contract or agreement, the operation of which would impair or impede or prevent the Exchange as contemplated by the Exchange Agreement and this Supplement.

                                   ARTICLE V
                             ADDITIONAL PROVISIONS

    Section 5.1. CERTAIN REFERENCES. References to "Shares," "Shareholders" and "corporate" in the Exchange Agreement, and in particular, Article II thereof, when referring to PNC or the Members, were erroneous and unintended, and should be read as referring to MI's, the Members of PNC and actions by a limited liability company, as the case may be.

    Section 5.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company, PNC and the Members contained herein shall survive the Closing for a period of two years.

    Section 5.3. COMPANY STOCKHOLDER MEETING. The Company shall call its Annual Meeting of stockholders as promptly as practicable for the purpose of having the stockholders of the Company vote with respect to: (a) approving the transactions contemplated hereby, including, but not limited to, the issuance of the Exchange Shares; (b) changing the name of the Company to a name to be specified by PNC prior to the initial filing of the Proxy Statement;
(c) approving an increase in the number of authorized shares of Common Stock to 125,000,000 shares and authorizing the issuance of up to 5,000,000 shares of "blank check" preferred stock, $.0001 par value per share, of the Company;
(d) approving an appropriate amendment to the Company's 1998 Stock Option Plan to increase the number of shares available for issuance thereunder from 650,000 to 5,000,000; and (e) approving such other matters as the Company's Board of Directors shall determine. The Company shall, as soon as is practicable after the execution of this Supplement, prepare and file with the SEC the Proxy Statement for the purpose of soliciting proxies for the matters brought before the Annual Meeting. Subject to its prior receipt of the fairness opinion contemplated in Section 6.3(e), the Company will, through the Company's Board of Directors, recommend to its stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that the Company's Board of Directors or any committee thereof shall not be required to make, or if already made shall be entitled to withdraw, such recommendation if and only if the Company's Board of Directors or any committee thereof concludes in good faith on the basis of the advice of counsel that the making of, or the failure to withdraw, such recommendation might violate the fiduciary obligations of the Company's Board of Directors or any committee thereof under applicable law; provided further, however, that in no case shall any change in the trading price of Common Stock be used as the sole basis for any such conclusion. No withdrawal of the recommendation by the Company's Board of Directors or any committee thereof that is permitted by this Section 5.3, shall affect the Company's obligation to call the Annual Meeting as provided in this Section 5.3; provided, however, that PNC and the Members acknowledge and agree that the Company will not be obligated to call its Annual Meeting for the purposes referenced above, file the Proxy Statement or recommend to its stockholders the transactions contemplated by the Exchange Agreement and this Supplement unless and until it shall have received the opinion of its fairness advisor as contemplated in Section 6.3(e).

    Section 5.4. EXERCISE OF FIDUCIARY DUTIES. Nothing in the Exchange Agreement or this Supplement shall prohibit or restrict the Company and its Board of Directors from taking such actions as the Board of Directors of the Company determines in good faith, after consultation with counsel, are necessary in order to comply with its fiduciary duties to the Company or the Company's stockholders under applicable law, including, without limitation,
(i) responding to, or negotiating or entering into agreements with respect to, alternative proposals that the Board of Directors determines have a reasonable likelihood of resulting in a more favorable transaction for the Company and its stockholders than the Exchange and (ii) making any disclosures to the Company's stockholders regarding such alternative proposals, or otherwise, which, if not made, could be inconsistent with the fiduciary duties of the Board of Directors to the Company or its stockholders or its obligations under applicable law.

    Section 5.5.  PREPARATION OF THE PROXY STATEMENT.

        (a) The Company shall use its reasonable best efforts to prepare and file with the SEC a Proxy Statement and related proxy which meets the requirements of Regulation 14A of the Exchange Act. The Proxy Statement shall solicit proxies in respect to the matters described in Section 5.3 above.

        (b) Each of the Company and PNC, as to itself and its subsidiaries, and each of the Members agree to cooperate in the preparation of the Company's Proxy Statement and that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 5.6. FEES AND EXPENSES OF PNC. All expenses incurred by or on behalf of PNC and the Members in connection with the Exchange and related transactions shall be expenses of PNC and PNC shall pay the same.

    Section 5.7. PUBLIC ANNOUNCEMENTS. PNC and the Company each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated by the Exchange Agreement and this Supplement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of Nasdaq.

    Section 5.8. STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and PNC and their Board of Directors and Board of Governors, respectively, shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby by the Exchange Agreement and this Supplement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby

    Section 5.9. INSURANCE. After the Closing, the Company shall maintain in effect, without modification, until the normal expiration of the policy term ending December 23, 2001, its current policy (policy number NDA 0151652) of directors and officers liability insurance with Reliance Insurance Company of Illinois (Reliance National Risk Specialists, Inc.). Neither the Company nor PNC or any of the Members will take any action which would have the effect of limiting the coverage available under such policy to the directors or officers or former directors or former officers of the Company or rendering such coverage unavailable to such persons, each of whom is an intended beneficiary of this
Section 5.9.

    Section 5.10. TRANSFER TAXES. All transfer, documentary, sales, use, registration, value-added and other similar taxes and related fees (including any penalties, interest an additions to tax) (collectively, "Transfer Taxes") incurred by any party hereto in connection with this Supplement and the transactions contemplated hereby shall be paid by the Company. The Company and the Members shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws.

    Section 5.11. COMPANY STOCK OPTIONS. Notwithstanding any provision of the Exchange Agreement and this Supplement to the contrary, PNC and the Members understand and agree that the Board of Directors of the Company has resolved to accelerate the vesting of all of the stock options currently outstanding under the Company's 1998 Stock Option Plan, such that all such options shall immediately vest and become exercisable three business days following the Closing.

    Section 5.12. CERTAIN TRANSACTIONS. Prior to the Closing, PNC shall not sell or issue any MI's or other ownership interest in PNC or any option, warrant or other right to purchase or acquire any MI's or other ownership interest in PNC, or any securities convertible into or exchangeable for MI's, unless
(a) PNC provides at least three days prior written notice to the Company and
(b) the recipient of such MI's or other ownership interest, or option, warrant, or other right, enters into an appropriate amendment or supplement to the Exchange Agreement and this Supplement by which it (i) agrees to be a party to the Exchange Agreement and this Supplement, (ii) makes the same representations and warranties to the Company as are made by the Members under the Exchange Agreement and this Supplement, (iii) agrees to sell and assign to the Company at the Closing in exchange for its pro rata share of the Exchange Shares as provided in Section 1.01(a) of the Exchange Agreement, as amended by this Supplement, any and all MI's it may own or have the right to acquire. The notice required by this Section shall not apply to the issuance of any MI's pursuant to any currently outstanding option or other commitment described in
Schedule 3.1(b) attached hereto. Not later than three days prior to the Closing, PNC and the Members shall update Schedule 3.1(b) as of the Closing and deliver the updated Schedule 3.1(b) to the Company, which updated Schedule shall be true and complete as of the date of the Closing.

    Section 5.13. NO DIVIDENDS, DISTRIBUTIONS OR SPECIAL PAYMENTS. Prior to the Closing, neither the Company nor PNC will (a) declare or pay any dividends or make other distributions with respect to its

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Common Stock or MI's or (b) pay or become obligated to pay in the future any bonuses, consulting fees or other compensation outside the recurring, ordinary course of business to or for the benefit of any shareholder, Member, director, governor, management person or other, unless such compensation is pursuant to an agreement disclosed in the Proxy Statement.

    Section 5.14. QUARTERLY FINANCIAL INFORMATION. Prior to the Closing, the Company and PNC shall deliver to the other copies of quarterly unaudited consolidated financial statements as of and for the three months ended
March 31, 2000 and such other financial information as the other reasonably requests. Such unaudited quarterly financial statements will be prepared from the respective books of the Company and PNC, will be in compliance with U. S. generally accepted accounting principles consistently applied and will contain and reflect all adjustments and disclosures necessary for a fair presentation of financial condition and results of operation.

                                   ARTICLE VI
                        CONDITIONS PRECEDENT TO CLOSING

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
EXCHANGE. The respective obligations of each party to effect the Exchange shall be subject to the fulfillment at or prior to the Closing of the conditions contained in Article IV of the Exchange Agreement and the following additional conditions, each of which may be waived only with the consent in writing of each party not obligated to satisfy the condition:

        (a) The Exchange Agreement and this Supplement and the Exchange shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

        (b) The Exchange Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

        (c) The waiting period applicable to the consummation of the Exchange under the HSR Act shall have expired or been terminated. All authorizations, consents, orders, declarations or approvals of, or filings with, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Exchange or any of the transactions contemplated hereby illegal or would have a material adverse effect on either of the Company or PNC (assuming the Exchange had taken place), shall have been obtained or shall have been made.

        (d) There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity or any other person as a result of this Supplement or the Exchange Agreement or any of the transactions contemplated herein or therein which would have a material adverse effect on either the Company or PNC (assuming for purposes of this paragraph (d) that the Exchange shall have occurred) or which seeks to prevent or restrict the consummation of the Exchange or seeks monetary damages in connection therewith.

        (e) No court or other Governmental Entity having jurisdiction over PNC or the Company, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making this Supplement, the Exchange Agreement, the Exchange or any of the transactions contemplated hereby or thereby illegal.

        (f) Sections 2.11 and 3.11 of the Exchange Agreement are deleted in their entirety and the following new Sections 2.11 and 3.11 substituted therefor:

    2.11 [3.11] NO ADVERSE CHANGE. There shall have been no material adverse change in the assets, as a whole, or the business, prospects, financial condition or results of operations of PNC and the PNC Subsidiaries taken as a whole since December 31, 1999.

    Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE MEMBERS TO EFFECT THE EXCHANGE. In addition to the conditions contained in Section 6.01 of the Exchange Agreement, the obligation of the Members to effect the Exchange shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, each of which may be waived by the Members in writing:

        (a) The Company shall have performed in all material respects each of its agreements contained in the Exchange Agreement and this Supplement required to be performed on or prior to the date of Closing, each of the representations and warranties of the Company contained in the Exchange Agreement and this Supplement shall be true and correct in all material respects on and as of the date of Closing as if made on and as of such date in each case except as contemplated or permitted by the Exchange Agreement or this Supplement, and the Members shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

        (b) The Company's Certificate of Incorporation shall be amended to adopt the changes to the Company's capital structure contemplated in Section 5.3 of this Supplement.

        (c) Troy & Gould shall have delivered to the Members its opinion, in form and content satisfactory to PNC, to the effects set forth in Exhibit 1 to this Supplement.

    Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE EXCHANGE. The obligations of the Company to effect the Exchange shall be subject to the fulfillment at or prior to the date of Closing of the conditions contained in Section 6.02 of the Exchange Agreement and the following additional conditions, each of which may be waived by the Company in writing:

        (a) PNC and the Members shall have performed in all material respects each of their agreements contained in the Exchange Agreement and this Supplement required to be performed by them on or prior to the date of Closing, each of the representations and warranties of PNC and the Members contained in the Exchange Agreement and this Supplement shall be true and correct in all material respects on and as of the date of Closing as if made on and as of such date in each case except as contemplated or permitted by the Exchange Agreement or this Supplement, and the Company shall have received a certificate signed on behalf of PNC by its President and Chief Executive Officer and its Vice President of Finance and Operations to such effect.

        (b) Any and all securities convertible into or exchangeable for MI's, and any and all other contracts, rights, options, warrants and other rights to purchase or otherwise acquire any MI's or securities convertible into or exchangeable therefor (including, without limitation, those set forth on Schedule 3.1(b)) shall have been exercised in full or shall have been terminated without any liability on the part of PNC.

        (c) All necessary third-party consents, waivers, approvals and authorizations set forth hereto shall have been obtained.

        (d) Briggs and Morgan, P.A. shall have delivered to the Company its opinion, in form and content satisfactory to the Company, to the effects set forth in Exhibit 2 to this Supplement, and the Company shall have received such opinions of counsel to the Members as it may reasonably request with respect to the due authorization, execution and delivery of the Exchange Agreement and this Supplement and the enforceability thereof and hereof against the Members.

        (e) The Board of Directors of the Company shall have received, as of the date of the Proxy Statement referred to in Section 5.3 of this Supplement and as of the Closing, the advice and written opinion, in form and content satisfactory to it, of Roth Capital Partners, its fairness adviser, to the effect that the Exchange is fair to the stockholders of the Company from a financial point of view.

        (f) All outstanding indebtedness of the Members to PNC shall have been repaid in full.

                                  ARTICLE VII
                                  TERMINATION

    Section 7.1. TERMINATION. The Exchange Agreement and this Supplement may be terminated at any time prior to the Closing, whether before or after any approval of the matters presented in connection with the Exchange by the stockholders of the Company:

        (a) by mutual written consent of the Company, PNC and all the Members;
    and

        (b) by the Company on the one hand, or PNC or the Members holding, in aggregate, a majority of the MI's on the other hand, if the Exchange has not been effected on or prior to the close of business on September 30, 2000 (the "Termination Date"); provided, however, that the right to terminate this Supplement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any of its obligations contained in the Exchange Agreement and this Supplement has been the cause of, or resulted in, the failure of the Exchange to have occurred on or prior to the aforesaid date.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1. ENTIRE AGREEMENT. The Exchange Agreement is hereby incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Exchange Agreement and this Supplement, the terms of this Supplement shall control. Except as expressly set forth in this Supplement, the Exchange Agreement shall remain in full force and effect.

    Section 8.2. COUNSEL TO PNC. Briggs and Morgan, P.A. has served as counsel to PNC in connection with this Supplement. Briggs and Morgan, P.A. does not represent or advise, or undertake to represent or advise, any Member of PNC in connection with the Exchange Agreement or this Supplement or the transactions contemplated thereby or hereby.

    Section 8.3. CONTROLLING LAW. Section 7.06 of the Exchange Agreement is deleted. The parties hereby agree that the Exchange Agreement and this Supplement and all questions relating to their validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary. Any legal action or other legal proceeding relating to this Supplement or the enforcement of any provision of the Exchange Agreement and this Supplement may be brought or otherwise commenced in any state or federal court located either in California or Minnesota. Each party to the Exchange Agreement and this Supplement (i) expressly and irrevocably consents and submits to the nonexclusive jurisdiction of each state and federal court located in either California or Minnesota (and each appellate court located in either such state in connection with any such legal proceeding); (ii) agrees that each state and federal court located in either such state shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise) in any such legal proceeding commenced in any state or federal court located in either such state, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Supplement or the subject matter of the Exchange Agreement and this Supplement may not be enforced in or by such court.

    IN WITNESS WHEREOF, the parties hereto have executed or have caused this Supplement to be executed by their respective duly authorized officers all as of the date first written above.

PNC:                                                COMPANY:

PACIFICNET.COM LLC                                  CREATIVE MASTER INTERNATIONAL, INC.

By:     /s/ TONY TONG                               By:     /s/ CARL KA WING TONG
        -------------------------------------               -------------------------------------
        Tony Tong                                           Carl Ka Wing Tong,
        PRESIDENT AND CHIEF EXECUTIVE OFFICER               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                             MEMBERS:

/s/ TONY TONG                                       /s/ WAN SANG HUI*
-------------------------------------------         -------------------------------------------
Tony Tong                                           Wan Sang Hui

/s/ LEE LI*                                         /s/ JAMES MULLIN*
-------------------------------------------         -------------------------------------------
Lee Li                                              James Mullin

/s/ JOHN FARRELL*                                   /s/ PAUL POUNG-HWA CHOW*
-------------------------------------------         -------------------------------------------
John Farrell                                        Paul Poung-Hwa Chow

Pure Technology International Limited               /s/ STEVE LAU*
                                                    -------------------------------------------
                                                    Steve Lau

By:  *
        -------------------------------------
        Name: -------------------------------
        Title:
        --------------------------------
                                                    /s/ OEI HONG LEONG*
                                                    -------------------------------------------
                                                    Oei Hong Leong

Fortune E-Commerce Limited                          B2B Limited

By:  *                                              By:  *
        -------------------------------------               -------------------------------------
        Name: -------------------------------               Name: -------------------------------
        Title:                                              Title:
        --------------------------------                    --------------------------------

Sino Mart Management Ltd.                           Eastern Road Group Limited

By:  *                                              By:  *
        -------------------------------------               -------------------------------------
        Name: -------------------------------               Name: -------------------------------
        Title:                                              Title:
        --------------------------------                    --------------------------------

Green Plant, Inc.                                   Asia Pulp & Paper

By:  *                                              By:  *
        -------------------------------------               -------------------------------------
        Name: -------------------------------               Name: -------------------------------
        Title:                                              Title:
        --------------------------------                    --------------------------------

Alpha One Limited                                   /s/ SIMON CHU*
                                                    -------------------------------------------
                                                    Simon Chu

By:  *
        -------------------------------------
        Name: -------------------------------
        Title:
        --------------------------------
                                                    /s/ CATHERINE MA*
                                                    -------------------------------------------
                                                    Catherine Ma

*By Tony I. Tong, Attorney-in-Fact.

SCHEDULE 3.1(a)

                          PNC JOINT VENTURE OWNERSHIP

    PNC China Holding I, has been renamed "PacificNet.com China Limited" ("PNC China") and is a joint venture funded/owned 51% by PNC and 49% by APP China Group, Ltd., a company established under the laws of Bermuda ("APP China"). PNC China was formed to provide electronic commerce and website development services and information technology services initially to APP China and thereafter to third parties located in the People's Republic of China ("PRC").

    PNC II Joint Venture ("PNC II") is a joint venture yet to be formed which the parties anticipate will be funded/owned 20% by PNC and 80% by APP China. PNC II will be formed to act as a holding company for another foreign company which will own two wholly-owned subsidiaries in Shanghai China, "PNC China B2B" and "PNC China Logistics". PNC China B2B will initially develop and operate an electronic commerce website for use by APP China, its suppliers and customers, and subsequently offer these services to third parties in the PRC. PNC China Logistics would provide back-end electronic commerce services to APP China initially and third parties in PRC subsequently.

SCHEDULE 3.1(B)

A.  OUTSTANDING MEMBERSHIP INTERESTS IN PNC:

                                                                MEMBERSHIP INTERESTS
                                                              -------------------------
NAME AND ADDRESS OF MEMBER                                     NUMBER        PERCENTAGE
--------------------------                                    ---------      ----------

Tony I. Tong ...............................................    800,000         8.62%
  3201 Bryant Avenue South
  Minneapolis, MN 55408

Sino Mart Management Ltd. ..................................    800,000         8.62%
  Akara Building
  24 De Castro Street
  Wickhams Cay I
  Road Town, Tortola, British Virgin Islands

Wan Sang Hui, Richard ......................................    300,000         3.23%
  3201 Bryant Avenue South
  Minneapolis, MN 55408

Li Lee, Sally ..............................................    100,000         1.08%
  3201 Bryant Avenue South
  Minneapolis, MN 55408

Green Plant, Inc. ..........................................    730,000         7.86%
  c/o Caribbean Corporate Services Limited
  Third Floor, Omar Hodge Building
  Wickams Cay I
  P.O. Box 362
  Road Town, Tortola, British Virgin Islands

Alpha One Limited ..........................................    500,000         5.38%
  22nd Floor
  Lane Crawford House
  70 Queen's Road Central
  Hong Kong

Pure Technology International Ltd. .........................    300,000         3.23%
  P.O. Box 957
  Offshore Incorporation Centre
  Road Town, Tortola, British Virgin Islands

Fortune E-Commerce Ltd. ....................................  1,320,000        14.22%
  Room 1502-7
  15/F Tower A, Regent Centre
  63 Wo Yi Hop Road
  Kwai Chung, N.T., Hong Kong

B2B Ltd. ...................................................  3,000,000        32.31%
  52/F Bank of China Tower
  1 Garden Road
  Hong Kong

                                                                MEMBERSHIP INTERESTS
                                                              -------------------------
NAME AND ADDRESS OF MEMBER                                     NUMBER        PERCENTAGE
--------------------------                                    ---------      ----------
Oei Hong Leong .............................................  1,000,000        10.77%
  c/o 52/F Bank of China Tower
  1 Garden Road
  Hong Kong

Eastern Road Group Limited .................................    285,714         3.08%
  509 Bank of America Tower
  12 Harcourt Road
  Hong Kong

James Mullin ...............................................     50,000         0.54%
  249 Benton Avenue
  Wayzata, MN 55391

John Farrell ...............................................    100,000         1.08%
  South Ninth Street
  Minneapolis, MN 55402
                                                              ---------        ------

                                                              9,285,714        100.0%

B.  OPTIONS, RIGHTS AND OTHER COMMITMENTS TO ISSUE MEMBERSHIP INTERESTS IN PNC:

                                                             NUMBER OF                      VESTING
NAME OF RIGHTS HOLDER                               TYPE        MIS      EXERCISE PRICE     SCHEDULE
---------------------                             --------   ---------   --------------   ------------
Tony I. Tong....................................  options      150,000        $2.50       fully vested
Richard Hui.....................................  options      150,000        $2.50       fully vested
Sally Lee.......................................  options       50,000        $2.50       fully vested
Paul Chow.......................................  options      100,000        $2.50       fully vested
B2B Ltd.........................................  options    1,000,000        $2.50       fully vested
Oei Hong Leong..................................  options      150,000        $2.50       fully vested
APP China Group Limited.........................  options    1,000,000      (1)           fully vested
Simon Chu.......................................  options      100,000        $2.50       fully vested
Li Ling Xiu.....................................  options      100,000        $2.50       fully vested
Steve Lau.......................................  options      100,000        $2.50       fully vested
Catherine Ma....................................  options      100,000        $2.50       fully vested

------------------------

(1) APP China Group Limited has the right to exercise its options at an exercise price equal to $5.00 per unit payable in cash and stock of APP. Total cash to be paid is $2.5 million.

SCHEDULE 3.2(b)

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             OF PACIFICNET.COM LLC

SCHEDULE 3.2(c)

           SCHEDULE OF CONTRACTS OR AGREEMENTS IN EXCESS OF $100,000

                        DESCRIPTION                           REMAINING COMMITMENT
------------------------------------------------------------  --------------------

PNC subsidiary is party to a noncancelable office lease for
  Hong Kong office space through 2001.......................        $183,000

PNC has a funding commitment for APP China Joint Venture
  pursuant to that certain Subscription Agreement dated as
  of 3/31/00 between APP China Group Limited and PNC.
  Funding required subsequent to 4/30/00....................        $510,000

PNC has a funding commitment for North America Trade Center
  in a quarterly amount of $100,000 beginning 7/1/00........        $400,000

                                   EXHIBIT 1
                         [FORM OF TROY & GOULD OPINION]

    Based upon the foregoing, but subject to the qualifications and limitations which follow, we are of the opinion that:

    (a) The Company is validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

    (b) The Company has the requisite corporate power and authority to execute and deliver the [Acquisition Documents] and to carry out the transactions contemplated thereby, and the execution, delivery and performance of the [Acquisition Documents] by the Company have been duly authorized by all requisite corporate action of the Company.

    (c) Each of the [Acquisition Documents] to which the Company is a party has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (d) The capitalization of the Company is as described in the Proxy Statement and, to such counsel's knowledge, there are no outstanding options, warrants or other rights to subscribe for or purchase any shares of capital stock of the Company other than as described in the Proxy Statement.

    (e) All of the outstanding shares of common stock of the Company have been duly authorized and are validly issued, fully-paid and non-assessable.

    (f) The sale, assignment, and transfer to the Members of the Exchange Shares pursuant to the [Acquisition Documents] does not (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any agreement known to such counsel to which the Company is a party or by which it or its assets or the Exchange Shares are bound or affected, or (ii) give rise to any preemptive or similar right on the part of any person or entity.

                                     * * *

    The foregoing opinions will be subject to usual and customary qualifications.

                                   EXHIBIT 2
                      [FORM OF BRIGGS AND MORGAN OPINION]

    Based upon the foregoing, but subject to the qualifications and limitations which follow, we are of the opinion that:

    (a) PNC and PacificNet.com, Ltd. is validly existing under the laws of its jurisdiction of organization and has the requisite company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

    (b) *PNC has the requisite corporate power and authority to execute and deliver the [Acquisition Documents] and to carry out the transactions contemplated thereby, and the execution, delivery and performance of the [Acquisition Documents] by PNC have been duly authorized by all requisite company action of PNC.

    (c) *Each of the [Acquisition Documents] to which PNC is a party has been duly executed and delivered by PNC and constitutes the legal, valid and binding obligation of PNC, enforceable against PNC in accordance with its terms.

    (d) The [MI's] constitute all of the outstanding membership interests in PNC and, to such counsel's knowledge, there are no outstanding options, warrants or other rights to subscribe for or purchase any membership interest in PNC other than the [PNC Employee Options].

    (e) The [MI's] have been duly authorized and are validly issued, fully-paid and non-assessable.

    (f) Except for such conflicts, violations and rights as have been validly waived, the sale, assignment, and transfer to the Company of the [MI's] pursuant to the [Acquisition Documents] does not (i) conflict with or violate the Articles of Organization or Member Control Agreement or other charter document of PNC or any agreement known to such counsel to which PNC is a party or by which it or its assets or MI's are bound or affected, or (ii) give rise to any preemptive or similar right on the part of any person or entity.

                                     * * *

    The foregoing opinions will be subject to usual and customary qualifications.

------------------------

* Briggs and Morgan need not express the opinions under these paragraphs with respect to the Exchange Agreement or the Supplement to Exchange Agreement.